Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

March 16, 2020

AquaVenture Shareholders Approve Planned Acquisition

TAMPA, FL, March 16, 2020— AquaVenture Holdings Limited (NYSE: WAAS), a leading multinational developer and provider of sustainable Water-as-a-Service® (WAAS®) solutions, today announced that AquaVenture shareholders voted to approve the previously announced definitive merger agreement, dated as of December 23, 2019, pursuant to which Culligan will acquire AquaVenture. At a special meeting held on March 16, 2020, approximately 99.9% of AquaVenture ordinary shares eligible to be voted and voting at the meeting were voted in favor of the adoption of the merger agreement.

Under the terms of the merger agreement, AquaVenture’s shareholders will be entitled to receive $27.10 per share upon the closing of the proposed merger. The merger, which is expected to be completed by the end of March, remains subject to the satisfaction or waiver of other customary closing conditions.

About AquaVenture Holdings Limited

AquaVenture Holdings is a multinational provider of WAAS solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is comprised of two operating platforms: Quench, a leading provider of filtered water systems and related services with approximately 160,000 company-owned units installed at institutional and commercial customer locations across the U.S. and Canada; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Cautionary Statement Regarding Forward-Looking Statements

This release may contain forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this document do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding the timing of the closing of the merger and management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this document as of this date and assumes no obligations to update the information included in this document or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Info:

AquaVenture Holdings

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)